Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-167552 on Form S-8 of our report dated March 18, 2011 relating to the combined and consolidated financial statements of Furiex Pharmaceuticals, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Furiex Pharmaceuticals, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

March 18, 2011